Filed Pursuant to Rule 424(b)(7)
                                                             File No. 333-140766

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated March 9, 2007)

                             C&D TECHNOLOGIES, INC.

        $54,500,000 5.50% Convertible Senior Notes Due November 21, 2026 and the Shares of Common Stock Issuable Upon Conversion of the Notes

                                 --------------

      The following information supplements information contained in our prospectus dated March 9, 2007 and prospectus supplement no. 1 dated May 24, 2007 and prospectus supplement no. 2 dated June 18, 2007, relating to the resale by selling security holders, including their respective transferors, donees, pledgees or successors in interest, of our 5.50% Convertible Senior Notes due November 21, 2026 and common stock issued or issuable upon conversion of the notes we originally issued.

      You should read this prospectus supplement in conjunction with the prospectus and the supplements. This prospectus supplement is qualified by reference to the prospectus and prospectus supplements no. 1 and no. 2, except to the extent that the information presented herein supersedes the information contained in the prospectus and prospectus supplements no. 1 and no. 2. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

      The shares of our common stock are quoted on the New York Stock Exchange under the symbol "CHP."

      Investing in our common stock involves risks that are described in the "Risk Factors" section of our annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated by reference in the prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                                 --------------

           The date of this prospectus supplement is October 2, 2007.

                            SELLING SECURITY HOLDERS

      On November 21, 2006, we issued and sold $54,500,000 aggregate principal amount of 5.50% Convertible Senior Notes due November 21, 2026. We are registering the notes and the shares of common stock that the selling security holders may acquire upon conversion of the notes in order to enable the selling security holders to sell, from time to time, the notes and shares of our common stock they acquire if they convert their notes.

      The table below supplements the table of selling security holders contained in the "Selling Security Holders" sections of the prospectus. Where the name of a selling security holder identified in the table below also appears in a table in the prospectus or prospectus supplements no. 1 and no. 2, the information set forth in the table below regarding that selling security holder supersedes the information set forth in the prospectus or prospectus supplements no. 1 and no. 2.

      Information regarding the selling security holders may change from time to time and any modified information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

      A selling security holder may from time to time offer and sell any or all of the selling security holder's securities under this prospectus supplement. Because the selling security holder is not obligated to sell the notes or shares of our common stock held by such selling security holder, we cannot estimate the number of shares of our common stock that a selling security holder will beneficially own after this offering.

                                                                                 Number of         Number of       Number of
                             Amount of      Percentage of                     Shares of Common     Shares of       Shares of
                               Notes            Notes          Amount of           Stock         Common Stock     Common Stock
                            Beneficially    Beneficially      Notes To Be       Beneficially      That May Be   Upon Completion
     Name of Holder            Owned            Owned            Sold             Owned(1)          Sold(1)       of Offering
-----------------------     ------------    -------------    ------------    -----------------   ------------   ---------------
Eva B. Buck                 $  500,000           1.0%        $  500,000           103,359           103,359             0
Charitable
Remainder Trust
"B":

Charles W.                     325,000           0.6            325,000            67,183            67,183             0
Edwards, Jr. IRA

Hill Family                     25,000           0.1             25,000             5,167             5,167             0
Partnership

Hytrol Conveyor                500,000           1.0            500,000           103,359           103,359             0
Company Pension
Plan


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

                                                                                 Number of         Number of       Number of
                             Amount of      Percentage of                     Shares of Common     Shares of       Shares of
                               Notes            Notes          Amount of           Stock         Common Stock     Common Stock
                            Beneficially    Beneficially      Notes To Be       Beneficially      That May Be   Upon Completion
     Name of Holder            Owned            Owned            Sold             Owned(1)          Sold(1)       of Offering
-----------------------     ------------    -------------    ------------    -----------------   ------------   ---------------
Wanda Young Lee                200,000           0.4            200,000            41,343            41,343             0
Trust

Ralph K. Miller                100,000           0.2            100,000            20,671            20,671             0
IRA

Brenda Weise                    50,000           0.1             50,000            10,335            10,335             0
Mulhollan, IRA

James Sidney                   500,000           1.0            500,000           103,359           103,359             0
Mulhollan, IRA

George D.                      100,000           0.2            100,000            20,671            20,671             0
Nagrosky

Namtor Growth                  250,000           0.5            250,000            51,679            51,679             0
Fund

Peter and Carol                250,000           0.5            250,000            51,679            51,679             0
Read Revocable
Trust

J. Thomas Rosch,               150,000           0.3            150,000            31,007            31,007             0
IRA

Scott Family, LLC              100,000           0.2            100,000            20,671            20,671             0

H.R. Cullen Trust              100,000           0.2            100,000            20,671            20,671             0
F/B/O M.H. Scott

L.C. Cullen Trust              100,000           0.2            100,000            20,671            20,671             0
F/B/O M.H. Scott

Silvercrest Capital          3,000,000           5.5          3,000,000           620,154           620,154             0
Appreciation Fund,
LLC

Tan Equity                     300,000           0.6            300,000            62,015            62,015             0
Partners I, LLP

Teledata Inc. Profit           150,000           0.3            150,000            31,007            31,007             0
Sharing Plan

Jacqueline Jean                 50,000           0.1             50,000            10,335            10,335             0
Wells Revocable
Trust

Brencourt Credit             3,536,039           4.5          3,536,039           767,135           730,963        36,172(2)
Opportunities
Master, Ltd.


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

                                                                                 Number of         Number of       Number of
                             Amount of      Percentage of                     Shares of Common     Shares of       Shares of
                               Notes            Notes          Amount of           Stock         Common Stock     Common Stock
                            Beneficially    Beneficially      Notes To Be       Beneficially      That May Be   Upon Completion
     Name of Holder            Owned            Owned            Sold             Owned(1)          Sold(1)       of Offering
-----------------------     ------------    -------------    ------------    -----------------   ------------   ---------------
Partners Group                 841,053           1.1            841,053           180,354           173,861         6,493(2)
Alternative Strategies
PCC Limited

ManMac Schreckhorn 14B       1,250,000           1.7          1,250,000           270,793           258,397        12,396(2)
Limited

Brencourt Enhanced             407,908           0.5            407,908            88,291            84,322         3,969(2)
Multi-Strategy Dedicated
Fund LP

DBAG London(3)               4,000,000           7.3          4,000,000           826,873           826,873             0

(1) Includes the theoretical maximum number of shares of our common stock issuable upon the conversion of the full amount of notes held by such holder at the initial conversion price of approximately $4.84 per share, which equals a conversion rate of 206.7183 shares of $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes - Conversion of the Notes - Conversion Rate Adjustments," in the prospectus. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid in lieu of fractional shares, if any.

(2) Represents shares of common stock issuable upon conversion of our 5.25% convertible senior notes due November 21, 2025 held by the selling stockholder.

(3) This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its securities in the ordinary course of business and, at the time of the purchase of the securities, such selling security holder had no agreements or understandings, direct or indirect, with any person to distribute the securities. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus supplement forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.


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

      Additional selling security holders may be identified in additional tables by us at a later date by filing prospectus supplements to the prospectus. Such other security holders will not be permitted to sell shares pursuant to the registration statement unless and until they are listed in the selling security holders table in a supplement to the prospectus.


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